UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 20, 2008

infoGROUP Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-19598	47-0751545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5711 South 86th Circle
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 593-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) As described in more detail under Item 8.01 of this Form 8-K, on August 20, 2008, the Board of Directors (the “Board”) of infoGROUP Inc. (the “Company”) entered into a settlement agreement with the parties named in the consolidated complaint In re infoUSA, Inc. Shareholders Litigation, Consol. Civil Action No. 1956-CC (Del. Ch.) (the “Derivative Litigation”).
     As part of the settlement agreement, on August 20, 2008, Vinod Gupta resigned as the Chief Executive Officer of the Company, effective immediately. Mr. Gupta remains a director of the Company. In connection with his resignation, Mr. Gupta has entered into a separation agreement and general release with the Company. The Company expects to promptly file an amendment to this Form 8-K that will include a description of the terms and conditions of the separation agreement and general release and a copy of the separation agreement and general release as an exhibit.
     Also, as part of the settlement agreement, George F. Haddix and Vasant H. Raval, each a director of the Company, have agreed to tender their resignations from the Board no later than five days from the date of the settlement agreement. Their resignations will become effective on the date on which the court’s judgment to approve the settlement agreement for the Derivative Litigation (if such approval occurs) becomes final. The settlement agreement also provides that Elliot S. Kaplan, a director of the Company, has agreed to voluntarily step down from the Board at the time of the 2009 annual meeting of stockholders or on June 30, 2009, whichever occurs earlier.
     (c) On August 20, 2008, the Board appointed Bill L. Fairfield to be the Company’s Chief Executive Officer. As a result of Mr. Fairfield’s appointment as Chief Executive Officer, he no longer serves as the Chairman of the Board or as a member of the Audit or Nominating and Corporate Governance Committees. The Board has appointed Bernard Reznicek, a current member of the Board, as Chairman of the Board.
     Mr. Fairfield has served as a director of the Company since November 2005 and as Chairman of the Board since July 16, 2008. Mr. Fairfield is currently the Chairman of DreamField Inc., a company focused on economic development of the Mid-Plains region through management services and venture capital assistance. He currently serves on the Board of Directors of The Buckle, Inc., a retailer of casual apparel, footwear and accessories for young men and women based in Kearney, Nebraska. From 2002 to 2004, Mr. Fairfield was the Executive Vice President of Sitel Corporation, a global provider of outsourced customer support services based in Omaha, Nebraska, and from 1991 to 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., an Omaha-based technology management services company. Prior to 1991, Mr. Fairfield was Chief Executive Officer of Valcom, the predecessor company to Inacom Corp. Mr. Fairfield holds a B.S. in Industrial Engineering from Bradley University and an M.B.A. from the Harvard Graduate School of Business.
     Mr. Reznicek has served as a director of the Company since March 2006. Mr. Reznicek is currently President and Chief Executive Officer of Premier Enterprises Inc., a consulting, investment and real estate development company. Mr. Reznicek was an executive with Central States Indemnity Company, a Berkshire Hathaway Company, from January 1997 until January 2003. He served as Dean of the College of Business of Creighton University in Omaha, Nebraska from July 1994 until January 1997 and served as Chairman and Chief Executive Officer of Boston Edison from September 1987 to July 1994. He serves as the Chairman of the Board of Directors of CSG Systems International, Inc. and is a director of

Pulte Homes, Inc. Mr. Reznicek holds a B.S. in Business Administration from Creighton University and an M.B.A. from the University of Nebraska.
     The Company does not have an employment agreement with Mr. Fairfield. The Compensation Committee of the Board plans to set the compensation of Mr. Fairfield as the new Chief Executive Officer. There is no plan, contract or arrangement to which Mr. Fairfield is a party or in which he participates that was or will be entered into, or any material amendment to such a plan, contract or arrangement, in connection with Mr. Fairfield’s appointment as Chief Executive Officer.
     There are no family relationships between Mr. Fairfield and any of the Company’s directors, executive officers or nominees to become a director or executive officer. There have been no transactions and there are no currently proposed transactions in which the Company was or is to be a participant and in which Mr. Fairfield had or will have a direct or indirect material interest that requires disclosure pursuant to Item
404(a) of Regulation S-K.
     A copy of the Company’s press release, dated August 20, 2008, related to the resignation of Mr. Gupta as Chief Executive Officer and the appointments of Messrs. Fairfield and Reznicek as Chief Executive Officer and Chairman, respectively, is filed herewith as Exhibit 99.1 and is incorporated herein by reference in its entirety.
Item 8.01. Other Events
     As previously disclosed, the Board formed a Special Litigation Committee in response to the consolidated complaint in the Derivative Litigation and in response to an informal investigation of the Company by the Securities and Exchange Commission. The Special Litigation Committee conducted settlement discussions with all relevant parties in the Derivative Litigation, including the current and former directors of the Company named in the suit and the plaintiffs. On August 20, 2008, the Board entered into a settlement agreement with Mr. Gupta and the other parties to the Derivative Litigation. The Company expects to promptly file an amendment to this Form 8-K that will include a description of the terms and conditions of the settlement agreement and a copy of the settlement agreement as an exhibit.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
The following exhibit is filed pursuant to Item 5.02:

Exhibit No.	Description
99.1	Press Release, dated August 20, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
infoGROUP Inc.

By:	/s/ John H. Longwell John H. Longwell
Secretary and Acting Executive Vice President for Business Conduct and General Counsel
Date: August 20, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated August 20, 2008